Exhibit 99.1

On January 6, 2009, the Executive Compensation Committee and the Board of Directors, approved a voluntary reduction of the annual base salary of the CEO and all eight members of the Executive Leadership Team, including the Named Executive Officers, for a period of 12 months beginning January 1, 2009. The Board also approved a voluntary reduction in the Named Executive Officers Long Term Incentive grants that would be payable in July 2009 for the current fiscal year. The base salary for all of the Executive Leadership Team, except for the CEO, will be reduced by five percent (5%). The base salary of the President and CEO will be reduced by ten percent (10%). The target value of the Long Term Incentive grants to be given to the CEO and Executive Leadership Team in July 2009 will be reduced by fifty percent (50%) from the previously announced targets.

The Base Salary and Long Term Incentive grants for the Named Executive Officers as shown in the Compensation Discussion and Analysis section of the 2008 Proxy have been adjusted as follows:

Name/Compensation	Current Base Salary	Base Salary (1/1/2009 to 12/31/2009)	Current Target LTI as % of Base	July 2009 LTI As % of Base

Brian Walker	$720,000	$648,000	225%	112.5%
Curt Pullen	$350,000	$332,500	100%	50%
Gary Miller	$293,000	$278,350	100%	50%
Ken Goodson	$270,000	$256,500	$206,000	$103,000
Beth Nickels	$277,000	$263,150	60%	30%
Andy Lock	$330,000	$313,500	100%	50%

Additionally, the Board of Directors reduced their annual director compensation retainer from $120,000 to $108,000, or 10 percent, for a period of 12 months beginning January 1, 2009.

Michael A. Volkema, Chairman of the Board of Directors said, “The current economic environment is very challenging. This past quarter the company announced a series of actions designed to enable the company to meet these challenges. The Executive Management Team and Board of Directors believe it is important that leadership personally share in the company’s cost reduction efforts. On behalf of the Board of Directors, I want to thank the leadership team and the employee-owners of Herman Miller for their hard work, creativity and diligence. We remain confident that Herman Miller will continue to find creative ways to successfully navigate this period of great economic uncertainty.